EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of August, 2017, by and between ROKA BIOSCIENCE, INC. a corporation organized under the laws of Delaware, with its principal place of business at 20 Independence Boulevard, Suite 400, Warren, New Jersey 07059 (“Seller”), ROKABIO, INC., a corporation organized under the laws of Delaware, with its principal place of business at 15300 Bothell Way NE, Lake Forest Park, WA 98155 (“Buyer”) and INSTITUTE FOR ENVIRONMENTAL HEALTH, INC., a corporation organized under the laws of Washington, with its principal place of business at 15300 Bothell Way NE, Lake Forest Park, WA 98155 (“Parent”), solely with respect to Section 3.3.

BACKGROUND:

A.Seller is a molecular diagnostics company initially focused on providing advanced testing solutions for the detection of foodborne pathogens (the “Business”); and

B.Seller desires to sell, and Buyer desires to purchase, certain assets of the Business, including all Intellectual Property Rights comprising and pertaining thereto, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean all outstanding invoices or other monies owed to the Seller as of the Closing Date.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.3(ii).

“Assumed Contracts” shall mean the contracts and agreements listed on Schedule III of this Agreement.

“Assumed Liabilities” shall mean all liabilities, duties, responsibilities and other obligations of the Seller arising from and after the consummation of the Closing under the Assumed Contracts, including without limitation the obligation to pay the Milestone Payments (if any are remaining at Closing); provided, however, that the Assumed Liabilities shall not include any Excluded Liabilities.

“Bill of Sale” has the meaning set forth in Section 4.3(i).

“Breakup Fee” has the meaning set forth in Section 7.3(f).

“Business” has the meaning set forth in Recital A.

“Business Day” shall mean any day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Closing” shall mean the consummation and effectuation of the sale and purchase of the Purchased Assets, as contemplated herein pursuant to the terms and conditions of this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“DEP” shall mean the State of New Jersey Department of Environmental Protection.

“Equipment” has the meaning set forth in Section 5.15.

“Encumbrances” shall mean all security interests, liens, pledges, claims, charges, escrows, encumbrances, encroachments, rights of first refusal, mortgages, indentures, easements, licenses, restrictions or other covenants, agreements, understandings, obligations, defects or irregularities affecting title to any of the Purchased Assets; provided, however, that the term “Encumbrances” shall not include Permitted Encumbrances.

“Environmental Health and Safety Laws” means all federal, state and local statutes, regulations, ordinances, and other provisions having the force or effect of law, and all judicial and administrative orders and determinations, concerning public health and safety, and pollution or protection of the environment, including without limitation, ISRA, and all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, each as now in effect.

“Environmental Matters” means any matter arising out of or resulting from pollution, contamination and any matter relating to emissions, discharges, releases or threatened releases, of Hazardous Substances on or into the air, surface water, groundwater, soil, land surface or subsurface, or otherwise arising out of or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Excluded Assets” shall mean those assets specifically identified and set forth on Schedule II hereto, which is appended and made part of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Governmental Authority” shall mean any federal, state, local, foreign or international governmental or regulatory body, court, agency, commission, official, or arbitrator, including the DEP.

“Hazardous Substances” means all chemicals, substances, wastes, contaminants, pollutants and materials the use, discharge or release of which is regulated pursuant to or under any applicable Environmental Health and Safety Laws.

“Hologic” means Hologic, Inc., a Delaware corporation.

“Insurance Policies” means the Seller’s policies of insurance, including but not limited to, commercial general liability, products/completed operations liability, casualty, employment practices/management liability, professional liability, and workers compensation/employer’s liability.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, trade names, logos (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) copyrightable works (including computer software source code, executable code, databases and related documentation and maskworks), copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) confidential and proprietary information, including Trade Secrets, unpatented inventions, data and know-how.

“IP Assignment Agreement” has the meaning set forth in Section 4.3(iii).

“ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations and guidance thereunder or applicable thereto.

“Knowledge” or “Knowledge of Seller” means the actual knowledge of Mary Duseau and Lars Boesgaard.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any court or other Governmental Authority, in each case as amended or in effect prior to or on the Closing Date.

“Liability” shall mean any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including, but not limited to, any liability for taxes.

“License Agreement” shall mean the License Agreement executed as of September 10, 2009 as amended on May 27, 2011, June 13, 2014 and August 16, 2017 between Seller and Hologic, Inc. (as successor in interest to Gen-Probe Incorporated).

“License Modification Fee” shall mean the payment described in Section 2 of the Third Amendment to the License Agreement, under which Seller and Hologic agreed to delete Section 3.4(b)(2) in its entirety from the License Agreement.

“Material Adverse Effect” shall mean any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, value, employee, customer or supplier relations, or financial condition of Seller, whether or not losses therefrom are capable of being calculated or (b) the ability of Seller to consummate timely the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) events, effects, conditions, changes, occurrences, developments or state of circumstances that generally affect the business or industry in which the Seller is engaged or operates; (b) general business, financial or economic conditions; (c) national or international political, labor or social conditions, the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack; (d) changes or developments resulting or caused by natural disasters; (f) the condition of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (g) changes in accounting practices or in the interpretation or enforcement thereof; (h) changes in Law or other binding directives issued by any Governmental Authority; (i) acts or omissions of Seller carried out (or omitted to be carried out) pursuant to this Agreement; (j) changes or developments relating to the announcement of, entry into, pendency of, actions required or contemplated by or performance of obligations under, this Agreement or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Seller relating thereto; or (k) any effect that is cured by Seller prior to the Closing.

“Milestone Payments” shall mean the payments described in Section 3.4(b)(2)(iii) and (iv) of the License Agreement.

“Permits” has the meaning set forth in Section 5.12.

“Permitted Encumbrance” means, other than any Encumbrance that individually or together with other Encumbrances materially detracts from the value of the Business, any (i) mechanics’, materialmen’s, carriers’, workers’, repairers’ and statutory lien or right in rem or other similar lien arising or incurred in the ordinary and usual course of business that do not arise out of a current, pending, or threatened dispute known to Seller; (ii) zoning, entitlement or other land use or environmental regulation by Governmental Authorities; (iii) easement, covenant, condition, restriction, agreement, state of fact, right of way or other matter or encumbrance of record or identified in the title reports made available to Buyer; (iv) lease or sublease to third party tenants; (v) Encumbrance that does not interfere with the operation of the Business as currently conducted; and (vi) Encumbrance giving effect to a lessor’s or licensor’s interest in personal property leased or licensed to the Seller, provided, however, that Seller disclosed any such Permitted Encumbrance to Buyer prior to the Closing Date.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” shall mean those assets identified and set forth on Schedule I hereto, which is appended to and made part of this Agreement. The term “Purchased Assets” shall not include any of the assets specifically identified on Schedule II hereto, which assets shall constitute Excluded Assets.

“Purchased Intellectual Property Rights” has the meaning set forth on Schedule I hereto.

“Raw Materials” has the meaning set forth in Section 7.4.

“Seller” has the meaning set forth in the preamble.

“Tail Policy(ies)” shall have the meaning set forth in Section 2.4.

“Trade Secrets” shall mean all know-how, trade secrets and confidential or proprietary information, including concepts, methods, practices, processes, designs, customer lists, technical information, inventions and discoveries, in each case, in any form or medium.

“Transition Period” has the meaning set forth in Section 7.4.

“Transaction Documents” shall mean the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignment Agreement and such other documents as set forth in Sections 4.3 and 4.4 of this Agreement.

ARTICLE II - SALE AND PURCHASE OF THE ASSETS; LIABILITIES

2.1.    Sale and Purchase of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver the Purchased Assets to Buyer, and Buyer shall purchase from Seller all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances, for the Purchase Price, which will be paid subject to and in accordance with Sections 3.1 and 3.2.

2.2.    Seller’s Employees. Buyer has agreed to offer employment to those employees of Seller listed on Schedule 2.2, and those employees who accept Buyer’s offer of employment are referred to herein as the “Hired Employees.” The parties acknowledge and agree that other than with respect to the employees set forth on Schedule 2.2, Buyer has no obligation hereunder or otherwise to offer employment to any employees of Seller and Buyer shall have no responsibility for any employees of Seller other than post-Closing obligations with respect to the Hired Employees. Buyer is not assuming and shall have no obligations with respect to any Liabilities of Seller in relation to Seller’s current or former employees, including any compensation or employee benefits provided by Seller to any such employees, other than the Hired Employees. Without limiting the foregoing, Buyer shall not have any liability for any run-out claims under any of Seller’s benefit plans or programs and shall not be liable for any funding obligations related to any Seller retirement plan.  Buyer shall have no obligations as a successor employer under any multi-employer retirement or welfare plan.  As such, Seller shall remain solely responsible for, and shall satisfy in the ordinary course of business, any and all Liabilities of Seller to or in relation to its current and former employees, other than the Hired Employees, including with respect to compensation, employee benefits, unemployment benefits, or severance provided, payable, or claimed to be owing to such employees with respect to their employment by Seller. All such Liabilities described in this Section 2.2, except with respect to the Hired Employees, shall constitute Excluded Liabilities within the meaning of this Agreement.  Notwithstanding anything contained herein to the contrary, (i) except as set forth in Section 7.4 with respect to the Transition Period, Seller shall not have any Liability for any obligations arising out of or with respect to Buyer’s employment of the Hired Employees on or after the Closing Date; and (ii) Buyer shall not have any Liability for any obligations arising out of or with respect to Seller’s employment of the Hired Employees before the Closing Date.

2.3.    No Assumption of Excluded Liabilities. Buyer shall assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement. Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume or be deemed to have assumed, any Liability or other obligation, fixed or contingent or known or unknown, whatsoever other than as specifically set forth in the Assignment and Assumption Agreement with all such unassumed Liabilities and obligations referred to in this Agreement as the “Excluded Liabilities”. Without limiting the generality of the foregoing sentence, Buyer shall have no liability for any of the Liabilities or other obligations (i) of the Business arising prior to the Closing, and (ii) of the following, whether arising before, on or after the Closing:

(i)Any and all tax liability of Seller;

(ii)Any and all indebtedness of Seller;

(iii)Any and all claims, liabilities or obligations of Seller under any existing leases, except to the extent that they are Assumed Liabilities;

(iv)Any and all claims, liabilities or obligations of Seller under this Agreement or any other agreement entered into as part of this transaction, including for legal, accounting or broker’s fees or other transactional costs incurred by Seller in connection with the negotiation of this Agreement, any related agreements, or the consummation of the transactions contemplated hereby or thereby;

(v)Any and all claims, liabilities or obligations of Seller under any Environmental Health and Safety Laws;

(vi)Any and all claims, liabilities or obligations of Seller relating to or arising out of or associated with any lawsuit, judgment, claim, action or proceeding of any nature (whether or not pending or threatened on the date hereof);

(vii)Any and all Encumbrances;

(viii)    Any and all accrued expenses and accounts payable of Seller, including but not limited to, Seller’s obligation to pay royalty payments to Hologic under the License Agreement for Products (as defined in the License Agreement) sold before the Closing Date;

(ix)    Any and all claims, liabilities or obligations relating to or arising out of or associated with any of the Excluded Assets; and

(x)    Any and all claims related to employees, except for claims arising out of or related to Buyer’s employment of the Hired Employees after the Closing Date.

Seller shall satisfy, when due, all Excluded Liabilities. Buyer shall satisfy, when due, all Assumed Liabilities.

2.4    Tail Insurance. Seller shall deliver to Buyer on or before the Closing evidence of insurance tail policies (each, a “Tail Policy” and collectively, the “Tail Policies”) for its product liability and directors and officers liability insurance policies for the period from the Closing Date through the two (2) year anniversary of the Closing Date with respect to matters occurring prior to the Closing Date.  Such Tail Policies shall be consistent, to the extent practicable, both in terms of coverage and limits, with Seller’s current products liability and directors and officers liability insurance policies in effect on the date hereof. Concurrently with the Closing, Seller shall pay (or cause to be paid) all premiums for the Tail Policies. For the avoidance of doubt, Seller shall not be required to obtain post-Closing insurance coverage for any of its other insurance policies.

ARTICLE III - PURCHASE PRICE

3.1.    Purchase Price. The total purchase price for the Purchased Assets (the “Purchase Price”) shall be $17,500,000; provided, that the Purchase Price shall be (i) reduced by the amount, if any, of any Milestone Payments or License Modification Fee payable to Hologic as of the Closing Date and paid by Buyer at the Closing with the consent of Seller and (ii) adjusted as described in Section 3.2.  As set forth in Section 4.3, at or prior to the Closing, Seller shall provide to Buyer the deliverable specified in Section 4.3(vii), consisting of confirmation from Hologic stating that the License Modification Fee has been paid in full. At the Closing, the Purchase Price of $17,500,000, subject to adjustment as set forth in clause (i) of the preceding sentence, shall be paid by Buyer to Seller by wire transfer of immediately available funds in accordance with wire instructions provided by Seller to Buyer prior to the Closing.
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3.2.    Adjustment to Purchase Price. If, the Accounts Receivable on the Closing Date are less than One Million Dollars ($1,000,000) (such amount, the “AR Target Amount”), then the Purchase Price shall be reduced, dollar for dollar, by the difference between the Accounts Receivable amount on the Closing Date and the AR Target Amount. If, on the Closing Date, the Accounts Receivable are more than the AR Target Amount, then the Purchase Price to be paid at the Closing shall be increased, dollar for dollar, by the difference between the Accounts Receivable amount on the Closing Date and the AR Target Amount. The adjustment described in this Section 3.2 shall be determined as follows: Within five (5) days after the Closing Date, Seller shall provide Buyer with a calculation of the Accounts Receivable as of the Closing Date, and the amount of the adjustment (the “Proposed Adjustment”). If Buyer agrees to the Proposed Adjustment within 10 days of receipt of such Proposed Adjustment from the Seller or does not respond to Seller within such 10 day period, then such Proposed Adjustment shall be deemed the final adjustment (the “Final Adjustment”). The Seller or the Buyer, as applicable, shall pay the Final Adjustment to the other party, by wire transfer, in accordance with wire instructions provided by the applicable party, within five (5) days after determination of the Final Adjustment. If the Buyer notifies the Seller within 10 days of receipt of the Proposed Adjustment that Buyer disagrees with such Proposed Adjustment, then Buyer and Seller shall work diligently to resolve their differences within the next ten (10) days. If they come to an agreement on the adjustment during such ten (10) day period, their agreement will be deemed the Final Adjustment, and the applicable party shall pay the other party the Final Adjustment amount within five (5) days of determination of such Final Adjustment. If the parties cannot agree on the amount of the adjustment within such ten (10) day period, then the Final Adjustment shall be determined by three accountants, one appointed by each of Buyer and Seller, and the third appointed by the other two accountants. The accountants will determine the Final Adjustment, based on the terms of this Agreement, within fifteen (15) days of being appointed, and their decision shall be binding on the parties. The Buyer and the Seller will each be responsible for paying one half of the fees of the accountants.

3.3.     Parent Guaranty. Parent of Buyer hereby agrees to guaranty all obligations of Buyer under this Agreement, including the obligation to pay the Purchase Price under this Agreement in the manner described herein. Immediately prior to the execution of this Agreement, Parent shall deliver to Seller bank statements or a letter from its bank, to evidence sufficient available funds to pay the Purchase Price.

3.4.    Purchase Price Allocation. The Purchase Price shall be allocated as follows:

(i)    Inventory                $7,933,000
(ii)    Furniture, Fixtures and Equipment    $2,829,000
(iii)    Accounts Receivable            $1,000,000

(iv)    Intellectual Property (License)        $4,134,000
(v)    Goodwill                $1,604,000

Buyer and Seller agree and acknowledge that such allocation of the Purchase Price shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Buyer and Seller covenant (i) to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation, (ii) not to voluntarily take any position inconsistent therewith in any proceeding relating to such returns and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent tax audit or tax dispute.

ARTICLE IV - CLOSING

4.1.    Closing. The Closing and all actions specified in this Agreement to occur at the Closing will take place remotely via the exchange of documents and signatures, or, if requested by any party hereto, at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey, at 10:00 a.m., New York City time, on a date specified by Seller which date shall be within three Business Days following the date on which the last of the conditions set forth below have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), or at such other time and/or place and/or on such other date as Seller and Buyer may agree (the date on which the Closing takes place, the “Closing Date”). Except as expressly set forth herein, all transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the opening of business on such date.

(a)The obligations of Seller to sell the Purchased Assets as provided hereby are subject, in the reasonable discretion of Seller, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions and where any condition requires delivery of a certificate or other document, that such certificate or document is reasonably satisfactory to Seller and its counsel:

(i)All representations and warranties of Buyer contained in this Agreement or in any of the Transaction Documents shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder, including to consummate the transactions contemplated hereunder;

(ii)Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date;

(iii)This Agreement shall have been approved by the holders of a majority of the outstanding shares of the Seller’s common stock, as required by applicable law and the Seller’s organizational documents;

(iv)No law, injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement; and

(v)At the Closing, Buyer shall have delivered to Seller the documents set forth in Section 4.4, in each case duly executed or otherwise in proper form.

(b)    The obligations of Buyer to purchase the Purchased Assets as provided hereby are subject, in the reasonable discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions and where any condition requires delivery of a certificate or other document, that such certificate or document is reasonably satisfactory to Buyer and its counsel:

(viii)All representations and warranties of Seller contained in this Agreement or in any of the Transaction Documents shall be true and correct at and as of the Closing Date (determined without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ix)Seller shall have performed, in all material respects, all agreements and covenants required hereby to be performed by them prior to or at the Closing Date;

(x)This Agreement shall have been approved by the holders of a majority of the outstanding shares of the Seller’s common stock, as required by applicable law and the Seller’s organizational documents;

(xi)No law, injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement;

(xii)During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(vi)    Seller shall have provided to Buyer confirmation from Hologic stating that the License Modification Fee has been paid in full; and

(vii)    At the Closing, Seller shall have delivered to Buyer the documents set forth in Section 4.3, in each case duly executed or otherwise in proper form.

4.2.    Pre-Closing Covenants.

(a)    From the date of this Agreement through the Closing Date, Seller shall use reasonable commercial efforts to continue to conduct the operation of the Business in a manner consistent with Seller’s current practice, including paying for all current costs and expenses that are normally scheduled to become due and payable prior to the Closing Date, maintaining all Equipment in accordance with manufacturer recommendation and in functional working order, ordinary wear and tear excepted, and maintaining customer and supplier relationships and associated goodwill.

(b)    From the date of this Agreement through the Closing Date, Seller shall not knowingly undertake any action or knowingly fail to take any action, which such action or failure, had it taken place prior to the date hereof, would have been required to have been disclosed on any Schedule or statement delivered hereunder, without the prior written consent of Buyer.

(c)Seller shall promptly notify Buyer of (a) any event, condition or circumstance occurring, or failing to occur, from the date of this Agreement through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in, a breach of this Agreement, and (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof.

4.3.    Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)    a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii)    an assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)    an intellectual property assignment agreement in the form attached hereto as Exhibit C (the "IP Assignment Agreement"), duly executed by Seller;

(iv)    a certificate from the Secretary of State of Delaware, dated not more than five (5) days prior to Closing, certifying as to Seller’s good standing;

(v)    a certificate from the Secretary of Seller, certifying as to (a) the resolutions adopted or other written records of the actions taken by the Board of Directors and shareholders of Seller approving the transactions contemplated by this Agreement and (b) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Seller;

(vi)    evidence of Tail Policy(ies) in a form reasonably acceptable to Buyer in accordance with Section 2.4 of this Agreement;

(vii)    evidence from Hologic stating that the License Modification Fee has been paid in full; and
(viii)    such other instruments and documents as may be reasonably requested by Buyer in order to consummate the transactions contemplated under this Agreement.
4.4.    Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller, the following:

(i)    the portion of the Purchase Price payable at the Closing;

(ii)    the IP Assignment Agreement;

(iii)    the Assignment and Assumption Agreement;

(iv)     a good standing certificate of the Buyer;

(v)    a certificate from the Secretary of Buyer, certifying as to (a) the resolutions adopted or other written records of the actions taken by the Board of Directors and, if applicable, shareholders of Buyer approving the transactions contemplated by this Agreement and (b) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Buyer; and

(vi)    such other instruments and documents as may be reasonably requested by Seller in order to consummate the transactions contemplated under this Agreement.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered by Seller to Buyer in connection with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer as set forth below in this Article V. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of this Article V and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Article V of this Agreement to which the relevance of such item is readily apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Seller Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified.

5.1.    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has no active subsidiaries.
5.2.    Authority; No Violation.
(a)    The Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the holders of the Seller shareholders as contemplated herein, to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Seller’s Board of Directors has (i) determined that this Agreement is fair to and in the best interests of the Seller and its shareholders and declared the transactions contemplated hereby to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted to the Seller’s shareholders for approval at a meeting of the shareholders of the Seller (the “Seller Shareholders’ Meeting”) and (iv) resolved to recommend that the Seller’s shareholders approve this Agreement at the Seller Shareholders’ Meeting (the “Seller Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Seller. Except for the adoption of this Agreement by the requisite vote of the holders of the Seller’s shareholders, no other corporate proceedings on the part of the Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby.
(b)    Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Seller with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of the Seller or (ii) assuming that the Seller’s shareholders approve this Agreement, (x) violate any Law or order applicable to the Seller, or any properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of the Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party, or by which it or any of its respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Seller.
5.3.    Consents and Approvals. Except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement in definitive form relating to the meeting of the Seller’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval of this Agreement by the requisite vote of the Seller’s shareholders, (c) such consents, authorizations or approvals as shall be required under the Environmental Laws and (d) such other filings, authorizations or approvals as may be set forth in Section 5.3 of the Seller Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on behalf of the Seller in connection with (1) the execution and delivery by the Seller of this Agreement and (2) the consummation by the Seller of the transactions contemplated hereby.

5.4.    Title to Purchased Assets. Except as set forth in Section 5.4 of the Seller Disclosure Schedule, Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, and there is no outstanding indebtedness incurred by Seller for which any Encumbrance could be filed against any of the Purchased Assets. The Bill of Sale and the assignments and other instruments to be executed and delivered by Seller at the Closing will effectively vest in Buyer good and valid title to all of the Purchased Assets. In the event that Seller does not have good and valid title, free and clear of Encumbrances, to any or all of the Purchased Assets sold to Buyer, Seller shall reimburse Buyer for any costs actually expended by Buyer to satisfy and discharge any outstanding Encumbrances.
5.5.    SEC Reports. Seller has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since January 1, 2016 (the “Seller Reports”). Except as set forth in Section 5.5 of the Seller Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Seller Reports complied, and each Seller Report filed subsequent to the date hereof and prior to the Closing will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended ( the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act

of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Seller Reports.
5.6.    Financial Statements. Seller has previously made available to Buyer copies of:
(a)    The consolidated statements of financial condition of Seller as of December 31, 2016 and 2015 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2016, 2015 and 2014, in each case accompanied by the audit report of PricewaterhouseCoopers LLP (the “Accounting Firm”), independent public accountants with respect to the Seller, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Seller as of March 31, 2017 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 2017 and 2016 and (d) the notes if any related thereto (collectively, the “Seller Financial Statements”). The consolidated statements of financial condition of the Seller (including the related notes, where applicable) included within the Seller Financial Statements fairly present the consolidated financial position of the Seller as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Seller Financial Statements fairly present the consolidated results of operations, changes in shareholders’ equity and cash flows of the Seller for the respective fiscal periods therein set forth; and each of the Seller Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of the Seller have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.
(b)    Except as and to the extent reflected, disclosed or reserved against in the Seller Financial Statements (including the notes thereto) or as set forth in Section 5.6(b) of the Seller Disclosure Schedule, as of March 31, 2017, the Seller did not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Seller which were required to be so disclosed under GAAP. Since March 31, 2017, the Seller has not incurred any liabilities except in the ordinary course of business, except as specifically contemplated by this Agreement or as agreed to in advance in writing by Buyer.

(c)    Since March 31, 2017, there has not been any material change in the internal controls utilized by the Seller to assure that its consolidated financial statements conform with GAAP. The Seller is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Seller’s management or other employees who have a significant role in such internal controls.

5.7.    Litigation. Except as described in the SEC Reports or Section 5.7 of the Seller Disclosure Schedule, Seller is not subject to any judgment or order of any Governmental Authority of any jurisdiction which relates to the Business, the Purchased Assets or the transactions contemplated by this Agreement, nor is there any pending or, to the best knowledge, information and belief of Seller, threatened action, dispute, claim, litigation, arbitration, investigation or other judicial proceeding by or before any Governmental Authority which could affect the Business, the Purchased Assets or the transactions contemplated by this Agreement in any material way.
5.8.    Compliance with Laws. The Business and the Purchased Assets are, and have at all times been, in compliance in all material respects with all Laws applicable to the Business or the Purchased Assets, including Laws relating to the environment, discrimination, employment and health and safety. Neither Seller nor the Business has received any notice of any unremedied violation of any Law to which the Business or the Purchased Assets are subject.

5.9.    Brokers, Finders. Except as set forth in Section 5.9 of the Seller Disclosure Schedule, no agent, broker, investment banker, or other person acting on behalf of Seller, or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

5.10.    Environmental Matters.

(a)    Other than as set forth in Section 5.10(a) of the Seller Disclosure Schedule, the Business and the Purchased Assets are in compliance in all material respects with all applicable Environmental, Health and Safety Laws. There is no action pending before any court, governmental agency or board or other forum or, to the best knowledge, information and belief of Seller, threatened by any person or entity for (a) non-compliance by the Business or the Purchased Assets with any Environmental, Health and Safety Law, (b) personal injury, wrongful death or other wrongful conduct relating to materials, commodities or products used, sold, transferred or disposed of by the Business, or (c) relating to the release into the environment by the Business of any Hazardous Substance generated by the Business, whether or not occurring at or on a site owned, leased or operated by the Business.

(b)    Other than as disclosed in Section 5.10(b) of the Seller Disclosure Schedule, to the best of the Seller’s knowledge, Seller’s facilities are not contaminated by Hazardous Substances and all Hazardous Substances used in connection with the Business are properly stored and used in compliance with all Environmental, Health, and Safety Laws and all wastes generated in connection with the Business are properly stored and disposed of in compliance with all Environmental, Health, and Safety Laws.

5.11.    Disclosures. No representation or warranty made by Seller in this Agreement, and no statement made by Seller in any schedule, exhibit or certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby contains or will contain any untrue statement of a fact, or omits or will omit any statement of a fact necessary to make the statements contained herein or therein not misleading.

5.12.    Operating Licenses and Permits. Section 5.12 of the Seller Disclosure Schedule sets forth a complete list and description of all material licenses, authorizations, permits, approvals, provider agreements and accreditations used or held by Seller in relation to the Purchased Assets or the Business (collectively, the “Permits”). Seller has obtained and kept current the Permits. None of the Permits is conditional or restricted, except as to their assignability or transferability, where applicable.

5.13.    Intellectual Property.

(a)    To the knowledge of Seller, the use of the Purchased Intellectual Property Rights does and will not interfere with, infringe upon, misappropriate, or otherwise conflict with any Intellectual Property Right owned or controlled by any third party. Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or any of its Affiliates must license or refrain from using any of the Purchased Intellectual Property Rights). To the knowledge of Seller no third party has undertaken any activities which infringed or misappropriated, or if unabated would constitute infringement or misappropriation, of any of the Purchased Intellectual Property Rights.

(b)    Section 5.13 (b) of the Seller Disclosure Schedule identifies all current and subsisting patent, trademark, copyright and domain name applications, filings or registrations that have been made or issued anywhere in the world to Seller and its predecessors that are included in the Purchased Intellectual Property Rights. Each item identified in Section 5.13 (b) of the Seller Disclosure Schedule is subsisting and in full force and effect, and Seller has taken all steps necessary to maintain such applications, filings and registrations, including the payment when due of all registration and maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, and all necessary documents and certificates in connection with such registered Purchased Intellectual Property Rights have been filed with the relevant patent, copyright or other Governmental Authorities for the purposes of maintaining such registered Intellectual Property Rights. Seller has no knowledge of any facts or circumstances that would render any of the Purchased Intellectual Property Rights invalid or unenforceable after Closing. Except as set forth on Section 5.13 (b) of the Seller Disclosure Schedule and except for software used in the conduct of the Business, Seller licenses no patents, registered copyrights or trademarks (including any applications therefore) from any third party that are used in connection with the Purchased Assets or the Business.

(c)    Seller has not disclosed to any third party any Trade Secrets that are embodied by or embedded in, or used or held for use in connection with, the Purchased Assets or the conduct of the Business without an appropriate non-disclosure agreement. To Seller’s knowledge, Seller is not making any unauthorized use of any Trade Secret of any other Person in connection with the Purchased Assets or the Business.

(d)    Each of the Persons who has contributed to or participated in the discovery, creation or development of any of the Purchased Intellectual Property Rights (except with respect to trademarks) has assigned in a valid express written agreement in favor of Seller all rights, title and interest in, to and under such Purchased Intellectual Property Rights.

5.14.    Taxes. All material tax returns with respect to the Purchased Assets or the Business that are required to be filed before the Closing Date have been or will be filed, the information provided on such tax returns is or will be complete and accurate in all material respects, and all material taxes shown to be due on such tax returns have been or will be paid in full. There are no liens for Taxes upon any of the Purchased Assets of Seller, except liens for taxes not yet due and payable.

5.15.    Equipment. Schedule 5.15 sets forth a complete list and description of all equipment used or held by Seller in relation to the Purchased Assets or the Business (collectively, the “Equipment”). All of the Equipment has been maintained by Seller in accordance in all material respects with manufacturer recommendations, and all of the Equipment is in functional working order, ordinary wear and tear excepted.

5.16.    Purchased Assets. The Purchased Assets, together with the right and assets to be licensed or otherwise provided to Buyer pursuant to the Transaction Documents, include all material assets owned or licensed to Seller that that are necessary, used and useful for Seller to conduct its Business as conducted immediately prior to Closing.

5.17.    Insurance. Schedule 5.17 sets forth a complete list of Seller’s Insurance Policies which are in currently in full force and effect and includes all Insurance Policies that are used in the operation of the Business.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth below in this Article VI.

6.1.    Authority. Buyer has full corporate and other power and authority to execute, deliver and perform this Agreement, the other Transaction Documents and all other agreements and transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights, or (ii) subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the other Transaction Documents, when executed and delivered in accordance with the terms hereof, will have been duly and validly executed and delivered by Buyer, and will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights, or (ii) subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, and the consummation by Buyer of all the transactions contemplated hereby or thereby, will not (with or without the giving of notice or the lapse of time or both): (a) violate or require any consent or approval under any applicable provision of any Law; (b) require any consent under, conflict with, result in the termination of, accelerate the performance required by, result in the breach of, constitute a default under or otherwise violate the terms of any agreement, instrument or obligation to which Buyer is a party or by which any of its assets are bound or affected; (c) violate Buyer’s certificate of incorporation, by-laws or other governing documents; or (d) require any consent or approval of, notice to or registration with any Governmental Authority.

6.2.    Brokers, Finders. No agent, broker, investment banker, or other person acting on behalf of Buyer or under the authority of Buyer will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

6.3.    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

6.4.    Funds. Buyer has and will have sufficient funds to pay the Purchaser Price in the manner described herein.

ARTICLE VII - COVENANTS

7.1.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, Seller will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate the transactions contemplated hereby and by the other Transaction Documents. In connection with the Purchased Assets, Seller shall, at Buyer’s expense and using counsel of Buyer’s choice, assist Buyer as may be necessary to transfer and assign to Buyer, and otherwise perfect and secure all Purchased Intellectual Property Rights including to all pending patents and Seller shall, at Buyer’s expense and using counsel of Buyer’s choice, assist Buyer in the renewal or prosecution of any prior applications for patent or trademark protection or other intellectual property registration. Buyer understands that Seller has reporting obligations under the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market and, as a result, Seller will be required to publicly announce the transaction pursuant to a press release and file with the Securities and Exchange Commission a Current Report on Form 8-K and the Proxy Statement, and Buyer shall cooperate and provide to Seller promptly such information about Buyer as is reasonably requested by Seller.

7.2.    Cooperation. From and after the Closing Date, without limiting Section 7.1, in the case of clauses (a) and (c) at Buyer’s expense, (a) Seller shall execute and deliver to Buyer such further instruments of conveyance, transfer, assignment and consent and take such other actions as Buyer may reasonably request in order more effectively to convey, transfer and assign to Buyer the Purchased Assets, to confirm the title and possession of Buyer thereto and to assist Buyer in exercising its rights with respect thereto, (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Purchased Assets, (c) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by it or found to be in its possession which comprise or pertain to the Purchased Assets, and (d) Seller shall otherwise fully cooperate to transfer to Buyer the control and enjoyment of the Purchased Assets.

7.3.    No Solicitation.
(a)    Except as expressly permitted by this Section 7.3, the Seller shall not, and the Seller shall use its best efforts to cause its respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below); provided that in the event that, prior to the time that the Seller’s shareholders’ approval of this Agreement (the “Seller Shareholder Approval”) is obtained but not after, (1) the Seller receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Buyer, and (2) the Seller’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal (as defined below) and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Seller’s shareholders under applicable Law, the Seller may, and may permit its representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Buyer and the Seller dated July 5, 2017 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Buyer or shall be provided to Buyer prior to or concurrently with the time it is provided to such person. The Seller will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Buyer with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.
(b)    Neither the Seller’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to make the Seller Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 7.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Seller Shareholders Meeting, the Seller’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Seller Subsequent Determination”) after the fourth (4th) Business Day following Buyer’s receipt of a written notice (the “Notice of Superior Proposal”) from the Seller (A) advising that the Seller’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 7.3 or from an action by a representative of the Seller that would have been such a breach if committed by the Seller) constitutes a Superior Proposal (it being understood that the Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Seller proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Seller’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Seller’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Buyer pursuant to this Section 7.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Seller Board Recommendation or the making of a Seller Subsequent Determination by the Seller’s Board of Directors shall not change the approval of the Seller’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement and the transactions contemplated hereby.
(c)    Nothing contained in this Agreement shall prevent the Seller or the Seller’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (if and to the extent that such rules are applicable to the Seller) or other disclosure requirements under applicable Law, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
(d)    In addition to the obligations of the Seller set forth in Sections 7.3(a) and (b) of this Agreement, in the event that the Seller or any representative of the Seller receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Seller’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Seller promptly (and in any event within 48 hours of receipt) shall advise Buyer in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Seller shall keep Buyer reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Seller shall promptly (and in any event within 48 hours) notify Buyer in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 7.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(e)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Seller, a proposal for a merger, consolidation or other business combination involving the Seller or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Seller.
(ii)    “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Seller’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal pursuant to Section 7.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein as such terms may be adjusted by Buyer pursuant to Section 7.3(b) of this Agreement or otherwise) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
(f)    Breakup Fee. Notwithstanding anything in the foregoing to the contrary, upon the occurrence of one of the following events, Seller shall immediately make payment to Buyer (by wire transfer of immediately available funds) a breakup fee in the amount of Seven Hundred Seventy Thousand Dollars ($770,000) (the “Breakup Fee”): (a) Seller’s Board of Directors changes its Board Recommendation or shall have disclosed in any manner, its intention to change its Board Recommendation prior to the Seller Shareholder Approval for any reason, including but not limited to, receiving a Superior Proposal, or (b) Seller elects not to close the transaction contemplated by this Agreement following Seller Shareholder Approval for any reason, including but not limited to, receiving a Superior Proposal.

7.4.    Transition. During the period (the “Transition Period”) commencing on the Closing Date and ending on the earlier of (i) December 31, 2017 and (ii) the date as of which Seller has provided Buyer with an aggregate of 900,000 assay tests (not kits) (the “Tests”), Seller shall provide Buyer, at Seller’s sole expense, with an aggregate of 900,000 Tests; provided however that Buyer will reimburse Seller for its costs of reagents and disposables (“Raw Materials”) used in manufacturing the Tests. If Seller has not provided Buyer with 900,000 Tests prior to December 31, 2017, then Seller shall pay Buyer by January 15, 2018, by wire transfer to an account specified by Buyer, an amount equal to two dollars ($2.00) multiplied by the shortfall (meaning the number of Tests less than 900,000 Tests that Seller provided to Buyer by December 31, 2017). Payment of the amount described in the preceding sentence shall be Buyer’s sole remedy in the event that Seller fails to produce 900,000 Tests prior to December 31, 2017. To the extent that Buyer has employed Hired Employees, Buyer shall make such Hired Employees available to Seller, at Seller’s sole expense, to enable Seller to provide Buyer with the 900,000 Tests. During the Transition Period, Seller will provide ongoing support to Buyer to assist Buyer in transitioning and relocating the Purchased Assets to a facility designated by Buyer. By no later than December 31, 2017, Buyer shall have removed all of the Purchased Assets from Seller’s facilities, including without limitation Seller’s facilities in New Jersey and in San Diego, California. During the Transition Period, Seller shall make its field service engineers who have continued employment with Seller available to Buyer, at Seller’s sole expense, to assist Buyer until Buyer has established its service organization. For purposes of clarity, the Transition Period is intended to ensure a successful transition of the Business to Buyer. For the avoidance of doubt, Seller will bear the costs of the Hired Employees made available to Seller to produce the Tests and the costs for rent and all other operating costs incurred in producing the Tests during the Transition Period. Buyer will only bear the costs for Raw Materials used in manufacturing the Tests and the costs related to the Hired Employees, except to the extent such Hired Employees are being used by Seller to produce the Tests (in which case Seller shall pay such costs). Within five (5) days after the signing of this Agreement, Buyer shall provide Seller, in writing, with a description of the mix of the 900,000 Tests to be produced by Seller. Seller shall then provide Buyer with a list, in writing, of the Raw Materials it needs to produce the mix of Tests and Seller shall place orders with its suppliers for the Raw Materials within two (2) Business Days of receipt of Buyer’s written description of the mix of Tests. Seller shall submit an invoice to Buyer for the Raw Materials (at Seller’s cost) which Buyer will pay within ten (10) business days of receipt. During the Transition Period, in addition to making Hired Employees available to Seller to produce to the Tests, Buyer shall provide Seller with access, at no cost to Seller, to the Purchased Assets necessary for Seller to manufacture such Tests and perform its transition services as described in this Section 7.4, and to wind down its Business. In the event Buyer fails to satisfy its obligations under this Section 7.4, the Transition Period shall be deemed terminated and Seller shall have no further obligations under this Section 7.4.

7.5.    Taxes. Buyer and Seller shall share equally all sales, use, transfer or other comparable tax liabilities arising out of this transaction, if any; provided, however, that no provision herein shall obligate Seller to transfer to Buyer, or to give Buyer any benefit arising from, any net operating losses, tax loss carry-backs or tax loss carry-forwards available to Seller. The foregoing shall not apply to any income, capital gains or other tax Seller may incur on the proceeds of this transaction, which taxes shall be the sole responsibility of Seller.

ARTICLE VIII - AMENDMENT AND TERMINATION
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8.1    Amendment. This Agreement may only be amended in a writing duly signed by the Seller and the Buyer.

8.2    Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of the Seller:

(a)    by mutual consent of the Seller and the Buyer;

(b)    by either Buyer or Seller if the Closing shall not have occurred on or before December 31, 2017 (the “Cut-off Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)     by either Seller or Buyer if the approval of the Seller required for the consummation of the transactions described herein shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(d)    by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(e)    by either Seller or Buyer (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(f)     subject to Seller’s obligation to pay the Breakup Fee as set forth in Section 7.3(f), by the Seller, if, prior to receipt of the Seller Shareholder Approval, the Seller has received a Superior Proposal, and in accordance with Section 7.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal;

(g)    by Seller if one or more conditions set forth in Section 4.1(a) of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date; and

(h)    by Buyer if one or more conditions set forth in Section 4.1(b) of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date.

8.3.    Effect of Termination. In the event of termination of this Agreement by Seller or Buyer as provided in Section 8.2, this Agreement shall forthwith become void and have no effect except that this Article VIII and Article IX shall survive any such termination, and in the event such termination is effected pursuant to Sections 8.2 (d) or 8.2(e) of this Agreement, the non-defaulting party may pursue any remedy available at law or equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

ARTICLE IX -- MISCELLANEOUS

9.1.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, mailed by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier as follows or at such other address for a party as shall be specified by like notice (provided that a notice of a change of address shall be effective only upon receipt thereof):

To Buyer:	Rokabio, Inc
15300 Bothell Way NE
Lake Forest Park, WA 98155
Attn: Legal Department

To Seller:            Roka Bioscience, Inc.
20 Indepedence Boulevard, Suite 400
Warren, New Jersey 07059
Attention: Chief Executive Officer and Chief Financial Officer

Copy (which shall not

constitute notice) to:	Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven M. Skolnick, Esq.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.2.    Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.3.    Section and Heading References; Construction. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural, and “or” has the inclusive meaning represented by the phrase “and/or” and “including” and its variants has the meaning represented by the phrase “including, without limitation”.

9.4.    Successors and Assigns; Assignment.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties.  Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, other than the parties, any right or remedy hereunder or by reason hereof. Seller may not assign its respective rights and obligations under this Agreement without the prior written consent of the Buyer. Buyer may not assign its respective rights and obligations under this Agreement without the prior written consent of the Seller, except that Buyer may assign this Agreement to any wholly-owned subsidiary of Buyer, provided that Buyer shall also remain liable under this Agreement.

9.5.    Expenses. Except as otherwise described herein, the parties shall pay their own expenses incurred in connection with the negotiation and consummation of this Agreement, including the charges of their respective attorneys, accountants and other representatives.

9.6.    Entire Agreement; Amendments; Counterparts. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings. This Agreement may be amended or modified only in a writing signed by Seller and Buyer. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

9.7.    Governing Law; Venue.

(a)    The validity and construction of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of laws principles.

(b)    The parties hereto agree that any legal action or proceeding relating to or arising out of or associated with this Agreement (“Related Proceedings”) may be instituted in any federal or state court located in New Jersey. Each of the parties hereby consents to the exclusive jurisdiction of such courts for the purpose of all legal actions and proceedings relating to or arising out of or associated with this Agreement. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

9.8.    Waiver. No delay or omission on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of such right or any other right under this Agreement.

9.9.    Bulk Sales. Buyer hereby waives compliance with all bulk sales laws, including compliance with bulk sales laws regulated by the State of New Jersey Division of Taxation.

9.10.    Access to Information. Following the Closing, Buyer shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Purchased Assets with respect to periods prior to the Closing (the “Books and Records”) for the period of time set forth in Seller’s records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order, but in any event for at least seven years. After the seven-year period, before Buyer shall dispose of any Books and Records, Buyer shall give at least 45 calendar days’ prior written notice to such effect to Seller or its designee, and Seller or its designee shall be given the opportunity, at Seller’s expense, to remove or duplicate and retain all or any part of such Books and Records as Seller or its designee may select. Buyer will allow Seller and its representatives and agents reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Buyer shall be entitled to reimbursement of its actual out-of-pocket costs incurred in providing such records and/or personnel to Seller and its representatives and agents.

9.11.    Third Parties. Nothing herein, express or implied, is intended to or shall confer upon any person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations, warranties and covenants in this Agreement are for the sole benefit of the parties hereto.

9.12.    Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.

Accordingly, the parties hereto acknowledge and agree that, unless this Agreement has been terminated in accordance with Article VIII, in the event of any breach or threatened breach by a party of any of its respective covenants or obligations set forth in this Agreement, the other party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement. Each party hereby agrees not to raise any objections to the availability of, and hereby waives any defense to, the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.13.     Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their duly authorized representatives as of the day and year first above written.

ROKA BIOSCIENCE, INC.		ROKABIO, INC.

By:	/s/ Mary Duseau	By:	/s/ Dalia Alfi
Name:	Mary Duseau	Name:	Dalia Alfi
Its:	President and Chief Executive Officer	Its:	Vice President

INSTITUTE FOR ENVIRONMENTAL HEALTH, INC., solely with respect to Section 3.3

By:	/s/ Dalia Alfi
Name:	Dalia Alfi
Its:	Vice President

[Signature Page to Asset Purchase Agreement]